EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dyadic International, Inc. of our report dated March 28, 2024 , on the consolidated balance sheet of Dyadic International, Inc. as of December 31, 2023, and the consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of Dyadic International, Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Livingston, New Jersey

April 24, 2024